UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             Jazz Technologies, Inc.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, par value $.001
                          -----------------------------
                         (Title of Class of Securities)

                                    47214E102
                                    ---------
                                 (CUSIP Number)

                                February 28, 2007
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------                  --------------------------
CUSIP No. 47214E102                         13G       Page  2 of 11 Pages
------------------------------------                  --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CRT Capital Holdings LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                        5  SOLE VOTING POWER

                           0
                       ----- ---------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED           4,125,443 (see Item 4)
BY EACH REPORTING      ----- ---------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,125,443 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,125,443 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------                  --------------------------
CUSIP No. 47214E102                         13G       Page  3 of 11 Pages
------------------------------------                  --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CRT Capital Group LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------- ----- ----------------------------------------------------
                        5  SOLE VOTING POWER

                           0
                       ----- ---------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED           3,886,698 (see Item 4)
BY EACH REPORTING      ----- ---------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,886,698 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,886,698 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           BD
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------                  --------------------------
CUSIP No. 47214E102                         13G       Page 4 of 11 Pages
------------------------------------                  --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harbor Drive Asset Management LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------- ----- ----------------------------------------------------
                        5  SOLE VOTING POWER

                           0
                       ----- ---------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          238,745 (see Item 4)
BY EACH REPORTING      ----- ---------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            238,745 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           238,745 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.9% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------                  --------------------------
CUSIP No. 47214E102                         13G       Page 5 of 11 Pages
------------------------------------                  --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           C. Michael Vaughn
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                        5  SOLE VOTING POWER

                           0
                       ----- ---------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          4,350,443 (see Item 4)
BY EACH REPORTING      ----- ---------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,350,443 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,350,443 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.3% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC/IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------                  --------------------------
CUSIP No. 47214E102                         13G       Page 6 of 11 Pages
------------------------------------                  --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Christopher Young
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                        5  SOLE VOTING POWER

                           0
                       ----- ---------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          4,350,443 (see Item 4)
BY EACH REPORTING      ----- ---------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,350,443 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,350,443 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.3% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC/IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Jazz Technologies, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    4321 Jamboree Road
                    Newport Beach, CA 92660

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) CRT Capital Holdings LLC, ("CRT Capital Holdings") with respect to shares of common stock ("Common Stock"), senior convertible notes ("Notes"), warrants ("Warrants"), options on units (each consisting of one share and two warrants) ("Options") (collectively, "Shares") of the Issuer beneficially owned by CRT Capital Group LLC ("CRT Capital Group"), and Harbor Drive Asset Management LLC ("Harbor Drive Management"); (ii) CRT Capital Group with respect to Common Stock, Warrants, and Options beneficially owned by it; (iii) Harbor Drive Management with respect to Notes beneficially owned by it (and which are owned of record by Harbor Drive Special Situations Master Fund, Ltd. ("Harbor Drive Master Fund")); (iv) C. Michael Vaughn with respect to Shares beneficially owned by CRT Capital Holdings, CRT Capital Group, Harbor Drive Management, and CRT Associates LLC ("CRT Associates"); and
                    (v) J. Christopher Young with respect to Shares beneficially owned by CRT Capital Holdings, CRT Capital Group, Harbor Drive Management, and CRT Associates.

                    CRT Capital Holdings, CRT Capital Group, Harbor Drive Management, C. Michael Vaughn, and J. Christopher Young have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of CRT Capital Holdings, CRT Capital Group, Harbor Drive Management, C. Michael Vaughn, and J. Christopher Young is 262 Harbor Drive, Stamford CT 06902.

Item 2(c)           Citizenship:
                    -----------

                    CRT Capital Holdings is a Delaware limited liability company. CRT Capital Group is a Connecticut limited liability company. Harbor

                    Drive Management is an Illinois limited liability company.
                    C. Michael Vaughn and J. Christopher Young are United States citizens.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $.001

Item 2(e)           CUSIP Number:

                    47214E102

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                    ---------------------------------------------------------

                    (j) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4              Ownership:
                    ---------

                    The percentages used herein are based upon 26,915,218 shares of Common Stock issued and outstanding, the number of shares issued and outstanding as of February 16, 2007 as reported on the Issuer's Form 8-K filed on February 23, 2007.

                    As of the close of business on February 28, 2007:

                    1. CRT Capital Holdings LLC
                    (a)    Amount beneficially owned: -4,125,443-
                    (b)    Percent of class: 13.7%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: -4,125,443-
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           -4,125,443-

                    2. CRT Capital Group LLC
                    (a)    Amount beneficially owned: -3,886,698-
                    (b)    Percent of class: 13.0%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: -3,886,698-
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           -3,886,698-

                    3. Harbor Drive Asset Management LLC
                    (a)    Amount beneficially owned: -238,745-
                    (b)    Percent of class: 0.9%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: -238,745-
                    (iii)  Sole power to dispose or direct the disposition: -0-

                    (iv)   Shared power to dispose or direct the disposition:
                           -238,745-

                    4. C. Michael Vaughn
                    (a)    Amount beneficially owned: -4,350,443-
                    (b)    Percent of class: 14.3%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: -4,350,443-
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           -4,350,443-

                    5. J. Christopher Young
                    (a)    Amount beneficially owned: -4,350,443-
                    (b)    Percent of class: 14.3%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: -4,350,443-
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           -4,350,443-

                    CRT Capital Group may be deemed to beneficially own 902,705 shares of Common Stock, 2,083,993 Warrants, 375,000 Options, consisting of one share and two warrants each, of the Issuer. For the purposes of calculating the amounts reported above, Options were multiplied by three.

                    Habor Drive Management may be deemed to beneficially own 238,745 Notes of the Issuer.

                    CRT Associates may be deemed to beneficially own 75,000 Options, consisting of one share and two warrants each, of the Issuer.

                    CRT Capital Holdings, Harbor Drive Management, C. Michael Vaughn and J. Christopher Young own directly no Shares. Pursuant to an investment agreement, Harbor Drive Management has the investment and voting power with respect to the securities held by Harbor Drive Master Fund. CRT Capital Holdings owns all the equity interests in and is the sole managing member of Harbor Drive Management and CRT Capital Group. C. Michael Vaughn and J. Christopher Young are two of the three managing members of CRT Associates. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Capital Holdings and through it each of CRT Capital Group, Harbor Drive Management, and Harbor Drive Master Fund. The Reporting Persons disclaim any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.


Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    See Exhibit 99.2

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    See Exhibit 99.3

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 12, 2007

CRT CAPITAL HOLDINGS LLC


By: /s/ C. Michael Vaughn
    -----------------------------------------
Name:   C. Michael Vaughn
Title:  Authorized Person


CRT CAPITAL GROUP LLC


By: /s/ C. Michael Vaughn
    -----------------------------------------
Name:   C. Michael Vaughn
Title:  Authorized Person


HARBOR DRIVE ASSET MANAGEMENT LLC


By: /s/ C. Michael Vaughn
    -----------------------------------------
Name:   C. Michael Vaughn
Title:  Authorized Person



C. MICHAEL VAUGHN

By: /s/ C. Michael Vaughn
    -----------------------------------------





J. CHRISTOPHER YOUNG

By: /s/ J. Christopher Young
    -----------------------------------------